UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2014

U.S. WELL SERVICES, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-184491 (Commission File Number)	90-0794304 (I.R.S. Employer Identification No.)

770 South Post Oak Lane Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(832) 562-3730

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01Entry into a Material Definitive Agreement

Dedicated Fracturing Fleet Agreement with EM Energy Ohio, LLC and EM Energy Pennsylvania, LLC

On March 28, 2014, U.S. Well Services, LLC (the “Company”) entered into an agreement (the “EdgeMarc Agreement”), with EM Energy Ohio, LLC (“EM Ohio”) and EM Energy Pennsylvania, LLC (“EM Pennsylvania” and collectively with EM Ohio, “EdgeMarc”), pursuant to which the Company has agreed to provide a dedicated hydraulic fracturing fleet, consisting of certain specified equipment and materials, to perform fracturing services for EdgeMarc in the Marcellus Shale and Utica Shale. The dedicated hydraulic fracturing fleet is to be provided by approximately July 1, 2014, and such fleet is to be dedicated for a term of 24 months from the date of delivery (the “Term”).

Pursuant to the EdgeMarc Agreement, the Company is to provide a minimum number of stages during the term of the EdgeMarc Agreement. If, in the reasonable judgment of both the Company and EdgeMarc, the work to be performed under the EdgeMarc Agreement will not fully utilize the dedicated fleet during any month, the Company may perform services for other customers as long as the work does not compromise EdgeMarc’s frac schedule. Any stages performed by the Company with the dedicated fleet during the term of the EdgeMarc Agreement will count towards the applicable minimum number of stages to be provided under the EdgeMarc Agreement.

The EdgeMarc Agreement will terminate upon the expiration of the Term.  The EdgeMarc Agreement may also be terminated upon written notice by either party if safety, performance or service quality is unsatisfactory to EdgeMarc. Additionally, EdgeMarc may terminate the EdgeMarc Agreement, without penalty, due to unsatisfactory work by the Company, if not cured after notification.

Item 9.01Financial Statements and Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. WELL SERVICES, LLC

Date:	April 3, 2014	By:	/s/ Brian Stewart
Brian Stewart
President and Chief Executive Officer